FOR:	International Speedway Corporation
APPROVED BY:	Wes Harris
Senior Director, Corporate and Investor Communications
(386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY DISCONTINUES PURSUIT OF SPEEDWAY DEVELOPMENT ON STATEN ISLAND ; WILL EXPLORE ALTERNATIVE STRATEGIES FOR PROPERTY

 — Company Remains Committed to a Metro New York Speedway Development —

— Will Record Non-Cash, Pre-Tax Charge of $75 - $85 Million in the Fiscal 2006 Fourth Quarter —

      DAYTONA BEACH , Fla. – December 4, 2006 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced its decision to discontinue pursuit of a speedway development on Staten Island . The Company will explore alternative strategies for the 676-acre parcel of land it currently owns in the borough.

Strategic Rationale

     ISC had been evaluating the feasibility of developing a motorsports entertainment facility on Staten Island since late 2004. This study focused on a number of key project components such as:

  Evaluating the potential for securing the necessary land-use change and permitting approvals;
  Analyzing the potential requirements and related costs that would be imposed on the project as conditions of any approvals received;
  Further analyzing the potential economic model for the speedway development, including construction and other costs; and,
  Determining the level of available public incentives for the development.

The decision to discontinue speedway development efforts has been driven by a variety of factors, including:
The inability to secure the critical local political support that is necessary to secure the required land-use change approvals for a speedway development;
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ISC DISCONTINUES EFFORTS TO DEVELOP SPEEDWAY ON STATEN ISLAND
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  Even if ISC had secured the necessary political support, it became apparent that the Company would have been faced with unacceptable approval requirements, including operational restrictions that would have made the facility difficult to operate and a significant challenge to market;
  The increased risk that these unacceptable approval requirements could result in higher construction spending and annual operating costs, which would have a significant negative impact on the financial model for the speedway development.

   "While we are disappointed that we could not complete the speedway development on Staten Island, our enthusiasm for the metropolitan New York market is in no way dampened and we continue to view the region as a prime location for a major motorsports facility," said ISC President Lesa France Kennedy. "We clearly believe that if we had been able to proceed through the full public process, the significant benefits this project represents would have generated a more positive reaction. However, based on the results of our feasibility study, specifically the lack of political support and unacceptable land-use approval requirements, we have determined it is in the best long-term interest of ISC to discontinue the Staten Island speedway development and pursue other strategic alternatives for the property."

Alternative Strategies for Staten Island Property

     The Company will immediately begin to research and develop market demand studies to assist in the evaluation of various alternative strategies, including potentially selling the property in whole or in parts, or developing the property with a third party for some other use. ISC believes the value of the property will be in excess of $100 million once it is filled and ready for sale.

    Given that the property is the largest undeveloped acreage of land in the five boroughs of New York City, ISC believes it will be attractive to a wide range of developers and users. The site is currently zoned as-of-right for industrial use and could provide ease of access through a deep-water dock located on site. Also, the property can be easily accessed from the local highway system.

Financial Impact

     The decision to discontinue the speedway development efforts on Staten Island will result in a non-cash, pre-tax charge in the Company's fiscal 2006 fourth quarter results of approximately $75 to $85 million, or $0.90 to $1.02 per diluted share after-tax. Accounting rules generally accepted in the require that the property be valued on a current, as is basis, which is estimated between $65 and $75 million. The Company has capitalized spending of approximately $150 million through November 30, 2006, including: (1) $123 million for land and related improvements, (2) $11 million for costs related solely to the development of the speedway, and (3) $16 million for capitalized interest and property taxes.

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ISC DISCONTINUES EFFORTS TO DEVELOP SPEEDWAY ON STATEN ISLAND
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     "Despite the political challenges we experienced," continued Kennedy, "we appreciate the support from a variety of groups on Staten Island including the business, civic and residential communities to bring a speedway to the area. Due to the considerable interest and support for NASCAR racing in the region, we remain committed to the pursuit of a motorsports entertainment facility development in the nation's number one media market. We believe a facility in this area represents a significant long-term opportunity for our company, and is one component of several broader strategic growth opportunities ahead for ISC. We look forward to our continued success in achieving these opportunities and sharing our progress in the future."

     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York.

Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago , Illinois . In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal , .

     The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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